SHAREHOLDER SERVICE PLAN AND AGREEMENT
                                 HIGHMARK FUNDS

                                 Class A Shares

     HighMark Funds (the "Fund"), an open-end investment company registered under the Investment Company Act of 1940, as amended, hereby retains SEI Investments Distribution Co. (the "Distributor"), a Pennsylvania corporation (the "Master Service Provider"), to itself provide or to compensate other service providers to provide the shareholder services described in Section 1 to the Fund (such other service providers that provide any such services, collectively with the Master Service Provider, the "Service Providers"). The Master Service Provider is willing to provide, or to compensate other service providers to provide, such services in accordance with the terms and conditions of this shareholder service plan and agreement ("Plan and Agreement"). This Plan and Agreement supersedes the December 1, 2005 Class A Plan and Agreement.

Section 1. The Master Service Provider agrees to provide , or will enter into written agreements with one or more other Service Providers (which may include Union Bank of California N.A., or any other affiliate of HighMark Capital Management, Inc.) pursuant to which these other Service Providers will provide, one or more of the following shareholder services to the Fund with respect to some or all of the shareholders who from time to time beneficially own Class A shares of any portfolio of the Fund (Such Class A shares of any portfolio of the Fund are herein referred to as the "Shares" and the shareholders who from time to time beneficially own such Shares, are herein referred to as the "Shareholders"):

          (i) maintaining accounts relating to Shareholders that invest in Shares;

          (ii) providing information periodically to Shareholders showing their positions in Shares;

          (iii) arranging for bank wires;

          (iv) responding to Shareholder inquiries relating to the services performed by the Service Provider;

          (v)  responding  to  inquiries  from  Shareholders   concerning  their
          investments in Shares;

          (vi) forwarding Shareholder communications from the Fund (such as proxies, Shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Shareholders;

          (vii) processing purchase, exchange, and redemption requests from Shareholders and placing such orders with the Fund or its service providers;

          (viii) assisting Shareholders in changing dividend options, account designations, and addresses;

          (ix) providing sub-accounting with respect to Shares beneficially owned by Shareholders;

          (x) processing dividend payments from the Fund on behalf of the Shareholders; and

          (xi) providing such other similar services as the Fund may reasonably request to the extent that the Service Provider is permitted to do so under applicable laws or regulations.


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Section 2. The Service  Providers  will provide all office space and  equipment, telephone facilities and personnel (which may be part of the space, equipment and facilities currently used in the Service Providers' respective businesses, or any personnel employed by the Service Providers) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Shareholders.

Section 3. Neither the Service Providers nor any of their officers, employees, or agents are authorized to make any representations concerning the Fund or the Shares except those contained in the Fund's then-current prospectus or Statement of Additional Information for the Shares, copies of which will be supplied to the Master Service Provider, or in such supplemental literature or advertising as may be authorized in writing.

Section 4. For purposes of this Plan and Agreement, the Service Providers will be deemed to be independent contractors with respect to the services provided hereunder, and will have no authority to act as agent for the Fund in any matter or in any respect. The Fund agrees to and does release, indemnify, and hold the Master Service Provider harmless from and against any and all direct or indirect liabilities or losses to the extent resulting from (i) the Fund's negligence or willful misconduct in carrying out its duties and responsibilities under this Plan and Agreement, or (ii) any breach by the Fund of any material provision of this Plan and Agreement. By its written acceptance of this Plan and Agreement, the Master Service Provider agrees to and does release, indemnify, and hold the Fund harmless from and against any and all direct or indirect liabilities or losses to the extent resulting from (a) the negligence or willful misconduct of any of the Service Providers in carrying out their duties and responsibilities under this Plan and Agreement or their agreements with the Masters Service
Provider, or (b) any breach by the Master Service Provider of any material provision of this Plan and Agreement. The Master Service Provider and its officers and employees will, upon request, be available during normal business hours to consult with representatives of the Fund or their designees concerning the performance of the Master Service Provider's and the other Service Providers' responsibilities under this Plan and Agreement.

Section 5. In consideration of the services and facilities provided by the Master Service Provider hereunder, the Fund will pay to the Master Service Provider, and the Master Service Provider will accept as full payment therefor, a fee, at an annual rate of up to .25% (twenty-five basis points) of the average daily net asset value of all Shares of the Fund, which fee will be computed daily and paid monthly. Payment of any other Service Provider providing shareholder services pursuant to this Plan and Agreement shall be the sole obligation of Master Service Provider. The foregoing fee shall not be limited by the amount of expenses incurred by the Master Service Provider and any other Service Provider engaged by Master Service Provider in providing shareholder services pursuant to this Plan and Agreement.

Section 6. This Plan and Agreement will become effective on the date set forth in Section 10 below and shall continue until it is terminated by either party. This Plan and Agreement is terminable with respect to the Shares of any Portfolio, without penalty, at any time by the Fund or by the Master Service Provider upon written notice.

Section 7. All notices and other communications to either the Fund or to the Master Service Provider will be duly given if mailed, telegraphed, telefaxed, or transmitted by similar communications device to the appropriate address stated below, or to such other address as either party shall so provide the other.

HighMark Funds                           SEI Investments Distribution Co.
350 California Street, 12th Floor        One Freedom Valley Drive
Attn:  VP of Fund Administration         Attn:  General Counsel, SEI Investments
San Francisco, CA 94104                  Global Fund Services
                                              Oaks, Pennsylvania 19456


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Section 8. This Plan and Agreement will be construed in accordance with the laws of The Commonwealth of Massachusetts and may not be "assigned" by either party hereto as that term is defined in the Investment Company Act of 1940. The names "HighMark Funds" and "Board of Trustees" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of March 10, 1987 to which reference is hereby made and a copy of which is on file at the office of the Secretary of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "HighMark Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, interest holders or representatives of the Fund personally, but bind only the assets of the Fund, and all persons dealing with any series of the Fund must look solely to the assets of such series for the enforcement of any claims against the Fund with respect to such series.

Section 9. This Plan and Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

Section 10. This Plan and Agreement shall be effective as of July 1, 2006.

By their signatures, the Fund and the Master Service Provider agree to the terms of this Plan and Agreement.

HIGHMARK FUNDS                              SEI INVESTMENTS DISTRIBUTION CO.
                                            (Master Service Provider)

By:  /s/ Timothy D. Barto                   By: /s/ Mark F. McManus
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Date: 6/28/06                               Date: 6/29/06
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